Date:	March 18, 2003	Contact:	Roger Smith Senior Vice President and CFO (205) 803-8188
For Release:	Immediate	Web Site:	www.ipacc.com

Infinity Property and Casualty Corporation Announces Fourth Quarter Results

Birmingham, Alabama – March 18, 2003 – Infinity Property and Casualty Corporation (NASDAQ: IPCC), today reported earnings of its operations for the 2002 fourth quarter and full year as well as pro forma earnings as though Infinity had been a public company for all of 2001 and 2002. Infinity was formed from several subsidiaries and part of a division of American Financial Group, Inc. and last month completed an initial public offering of 61% of its common stock.

NSA Group

The nonstandard auto insurance subsidiaries earned $14.5 million in the fourth quarter of 2002 and $45.9 million for the full year, compared to $15.1 million and $9.7 million for those periods in 2001.

Assumed Agency Business

The Assumed Agency Business, formerly operated by AFG’s Great American Insurance Company, had underwriting losses of $1.7 million in the fourth quarter of 2002 and $10.0 million for the full year, compared to losses of $7.4 million and $14.7 million for those periods in 2001. Because this business was not a separate entity, there was no discrete investment portfolio and no identifiable investment income related to it. However, in connection with the transfer of the business, on January 1, 2003, Infinity received $125.3 million of cash and investments, which had a market yield of 4.4%.

Pro Forma Combined

“Combining the separate results discussed above and adjusting to reflect the transactions as though they occurred at the beginning of 2001,” Roger Smith, CFO, said “we can show what Infinity might have looked like for 2001 and 2002. Adjustments have been made for the following items: (1) investment income on the $125.3 million portfolio transferred for the Assumed Agency Business at its market yield; (2) interest expense on the $55 million note issued in December 2002; and (3) income tax effects on applicable items.” Details of pro forma results are on an accompanying schedule.

Pro forma earnings for the fourth quarter of 2002 were $13.5 million or $.66 per share, compared to $10.4 million or $.51 per share for the same period of 2001. For the full year, pro forma earnings were $39.9 million or $1.96 per share, compared to $0.7 million or $.03 per share a year earlier.

Combined underwriting profit for the fourth quarter of 2002 was $15.2 million, an increase of $11.0 million over the same quarter of 2001. For the full year, combined underwriting profit was $29.0 million, an improvement of $81.7 million over 2001‘s loss of $52.7 million.

Jim Gober, Infinity’s President and CEO, remarked ” We are pleased with the 2002 results of Infinity’s operations. Our substantially improved underwriting results reflect the impact of our continued focus on achieving adequate rates and the consolidation of many of our operations. During 2002 we increased rates 12% and we expect rates to continue to increase in 2003 at a pace above the loss cost trends. In addition, we will continue combining the functions of our companies. We expect meaningful improvement in our cost structure as a result of these measures.”

He continued, “Last week, we announced that we were withdrawing the public offering of $180 million of senior notes. We made the decision because the cost of funds with this debt offering was higher than what we believe we could obtain using alternative sources of financing. Our existing physical damage quota share agreement with Inter-Ocean Reinsurance, along with current capital provides sufficient capital to support our projected growth in 2003 and into 2004. However, we will continue to pursue other long-term financing alternatives and expect to complete a financing transaction at more appropriate rates.”

NSA Group Results

Underwriting results improved for the quarter and the year driven primarily by rate increases. Offsetting this improvement in underwriting results were decreases in investment income from a smaller investment portfolio and marginally lower yields, and an increase in extra-contractual charges.

NSA Group net written premiums decreased as a result of reduced writing in a number of non-focus states as well as the impact of rate increases and a full year’s usage of the Inter Ocean reinsurance facility. However, in 2002 in Infinity’s top five focus states, premiums grew almost 10%.

Assumed Agency Business Underwriting Results

The decreases in underwriting losses on the Assumed Agency Business in both the fourth quarter of 2002 and the full year are the result of rate increases taken to improve the profitability of the business.

The Assumed Agency Business net written premium for the fourth quarter of 2002 was $19.5 million, a 52% decline from that in the fourth quarter of 2001. For the year 2002, net written premiums for the business were $74.3 million, down 55%. These decreases were largely the result of the expansion in the third quarter of 2002 of the Inter-Ocean reinsurance agreement to include the Assumed Agency Business. Excluding the effect of this reinsurance, net written premiums fell 11% for the fourth quarter and 8% for the year.

Infinity Property and Casualty Corporation is a national provider of personal automobile insurance with an emphasis on nonstandard auto insurance. Its products are offered through a network of approximately 14,000 independent agencies.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Statements which include the words “believes,” “expects,” “may,” “should,” “intends” “plans,” “anticipates,” “estimates, “or the negative version of these words and similar statements of a future or forward looking nature identify forward looking statements. Examples of such forward looking statements include statements relating to Infinity’s expectations concerning market and other conditions, long term financing, future premiums, revenues, earnings and investment activities, expected losses, rate increases, improved loss experience and expected expense savings resulting from consolidation of the operations of our insurance subsidiaries.

Actual results could differ materially from those expected by Infinity depending on changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of our pricing methodologies, the presence of competitors with greater financial resources and the impact of competitive price, the ability to obtain timely approval for requested rate changes, judicial and regulatory developments adverse to the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends, acts of war and terrorist activities, and the challenges posed by consolidating the operations of our insurance subsidiaries. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For more detailed discussion of some of the foregoing risks and uncertainties, see Infinity’s filings with the Securities and Exchange Commission.

Conference Call

The Company will hold a conference call to discuss 2002 fourth quarter results at 11:00 a.m. (ET) today. There are two alternative communications modes available to listen to the call. Telephone access will be available by dialing 1-800-299-0433 and providing the confirmation code 982433. Please dial in 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 pm and will run until 8:00 pm on March 25, 2003. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 931305. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available immediately after the call on Infinity’s website until Tuesday, June 10, 2003, at 11:59 pm.

Infinity Property &Casualty Corporation
Pro forma Statement of Earnings(1)

Dollars in millions, except EPS

	For the Quarter Ended Dec. 31,		For the Year Ended Dec. 31,
	2002	2001	2002	2001
Income:
Earned Premiums	$172.5	$226.0	$753.1	$1,066.3
Investment Income	15.3	18.9	66.8	80.7
Realized Losses	(0.3)	(1.5)	(6.7)	(5.9)
Other	0.8	1.0	4.0	4.3

	188.3	244.4	817.2	1,145.4
Expenses:
Loss, Loss Adjustment and
Underwriting Expenses	157.3	221.8	724.1	1,119.0
Interest Expense	1.2	1.2	4.7	4.7
Other	8.2	5.2	26.8	19.8

	166.7	228.2	755.6	1,143.5

Income before Taxes	21.6	16.2	61.6	1.9
Income Taxes	8.1	5.8	21.7	1.2

Net Earnings	$13.5	$10.4	$39.9	$0.7

Earnings Per Share	$.66	$.51	$1.96	$.03

(1)     pro forma adjustments have been made for the following items:

a. b. c.	investment income on the $125.3 million portfolio transferred for the Assumed Agency Business at its market yield of 4.4%;
interest expense on the $55 million note issued in December 2002; and
income tax effects on applicable items.

NSA Group
Statement of Operating Earnings

	For the Quarter Ended Dec. 31,		For the Year Ended Dec. 31,
	2002	2001	2002	2001
Dollars in Millions
Gross Written Premiums	$187.6	$224.1	$914.6	$962.3
Ceded Written Premiums	(61.4)	(75.6)	(301.6)	(224.7)

Net Written Premiums	$126.2	$148.5	$613.0	$737.6

Net Earned Premiums	$149.9	$187.7	$645.9	$916.4

Underwriting Profit	$16.9	$11.7	$39.1	($ 38.1)
Investment Income	13.9	17.5	61.3	75.2
Other Income (Expense)	(7.4)	(4.3)	(22.8)	(15.4)
Capital Gains (Losses)	(0.3)	(1.5)	(6.7)	(5.9)

Pre Tax Income	23.1	23.4	70.9	15.8
Income Taxes	8.6	8.3	25.0	6.1

Net Income	$14.5	$15.1	$45.9	$9.7

Combined Ratio	88.7%	93.8%	94.0%	104.2%

Assumed Agency Business
Underwriting results

		For the Quarter Ended Dec. 31,		For the Quarter Ended Dec. 31,
	2002	2001	2002	2001
Dollars in Millions
Gross Written Premiums (1)	$ 36.5	$ 41.0	$ 152.8	$ 165.3
Ceded Written Premiums	(17.0)	--	(78.5)	--

Net Written Premiums	$ 19.5	$ 41.0	$ 74.3	$ 165.3
Net Earned Premiums	$ 22.6	$ 38.3	$ 107.2	$ 149.9

Underwriting Profit (Loss)	($ 1.7)	($ 7.4)	($ 10.0)	($ 14.7)
Combined Ratio	107.3%	119.3%	109.3%	109.8%

(1)     Gross of the Physical Quota Share reinsurance only